Exhibit 99.2

Far Point Acquisition Corporation Announces Closing of Initial Public Offering and Exercise in Full of Over-Allotment Option

NEW YORK—June 14, 2018--Far Point Acquisition Corporation (“Far Point” or the “Company”) (NYSE: FPAC.U) announced today that it closed its initial public offering of 63,250,000 units, including 8,250,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in an aggregate price to public of $632,500,000. Each unit issued in the initial public offering consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. On June 12, 2018, the units began trading on the New York Stock Exchange (“NYSE”) under the symbol “FPAC.U”. Once the securities comprising the units begin separate trading, the Class A common stock and warrants will be traded on the NYSE under the symbols “FPAC” and “FPAC WS”, respectively.

Far Point is a blank check company organized for the purpose of pursuing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company intends to focus on a target business in the financial technology, technology or financial services industries. The Chief Executive Officer of Far Point is Thomas Farley, who served as President of the NYSE from 2013 until May 2018, and the managing partner of the Sponsor of Far Point will be an affiliate of Third Point LLC, a New York asset manager led by Daniel S. Loeb. David Bonanno, a Managing Director at Third Point, is Far Point’s Chief Financial Officer.

Credit Suisse and BofA Merrill Lynch acted as the joint book-running managers for the offering and I-Bankers Securities, Inc. acted as co-manager. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010; telephone: (800) 221-1037; email: newyork.prospectus@credit-suisse.com; or BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 11, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be a sale of any of these securities in any state or jurisdiction where such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACTS

Press

Third Point LLC

Elissa Doyle, 212-715-4907

Chief Marketing Officer

edoyle@thirdpoint.com